Exhibit 99.1

600 Travis Street Suite 5200 Houston, Texas 77002 Contact: Roland O. Burns Chief Financial Officer (972) 668-8811 Web site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. REPORTS
FOURTH QUARTER AND ANNUAL 2006
FINANCIAL AND OPERATING RESULTS

HOUSTON, TEXAS, February 12, 2007 - Bois d'Arc Energy, Inc. ("Bois d'Arc" or the "Company") (NYSE: BDE) today reported financial and operating results for the quarter and year ended December 31, 2006. Bois d'Arc's net income for the three months ended December 31, 2006 was $11.9 million or $0.18 per diluted share as compared to 2005's fourth quarter net income of $10.4 million or $0.16 per diluted share. For the fourth quarter of 2006, Bois d'Arc's oil and gas sales increased by 36% to $66.3 million as compared to $48.8 million in the three months ended December 31, 2005. Production in the fourth quarter of 2006 set a new corporate record at 8.9 billion cubic feet equivalent of natural gas ("Bcfe"), an increase of 104% over production of 4.4 Bcfe for the same period in 2005. 2005's fourth quarter production was impacted by last year's hurricanes which caused the deferral of approximately 2.2 Bcfe of production in that quarter. Prices realized by the Company during the fourth quarter of 2006 averaged $6.78 per Mcf of natural gas and $57.77 per barrel of oil as compared to $11.67 per Mcf of natural gas and $59.29 per barrel of oil in 2005's fourth quarter. For the three months ended December 31, 2006, Bois d'Arc generated $45.0 million of operating cash flow (before changes in working capital accounts) an increase of 54% over the $29.2 million generated in the fourth quarter of 2005. EBITDAX or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses increased 45% to $50.1 million in the fourth quarter of 2006 as compared to $34.5 million in the fourth quarter of 2005.

For the year ended December 31, 2006, Bois d'Arc reported net income of $55.0 million or $0.84 per diluted share as compared to pro forma net income of $47.2 million ($0.79 per diluted share) for the year ended December 31, 2005. The pro forma earnings for the year of 2005 give effect to income taxes as if the Company has been taxed as a corporation prior to May 11, 2005 and exclude the one-time charge of $108.2 million to establish a deferred income tax liability on the date Bois d'Arc became taxable. Oil and gas sales for 2006 increased 38% to $254.7 million as compared to $184.4 million for the year ended December 31, 2005. Production in 2006 totaled 31.5 Bcfe, an increase of 44% over production of 21.8 Bcfe for 2005. Production of 3.6 Bcfe and 4.3 Bcfe was deferred during the years ended December 31, 2006 and 2005, respectively, due to the 2005 hurricanes. Prices realized by the Company during the year ended December 31, 2006 averaged $7.13 per Mcf of natural gas and $64.66 per barrel of oil as compared to $8.28 per Mcf of natural gas and $52.88 per barrel of oil in 2005. Bois d'Arc's operating cash flow (before changes in working capital accounts) for the year ended December 31, 2006, increased 47% to $181.2 million as compared to $123.2 million in the same period in 2005. EBITDAX increased 37% to $197.2 million in 2006 as compared to $143.9 million for 2005.

Bois d'Arc made capital expenditures of $244.6 million during 2006 for its acquisition, exploration and development activities and spent an additional $4.6 million on geological and geophysical costs primarily for 3-D seismic data acquisition. Bois d'Arc successfully replaced 166% of 2006's production primarily through its 2006 drilling program. Successful results from its 2006 exploration activities added approximately 87 Bcfe of new proved and probable oil and natural gas reserves. In 2006, Bois d'Arc drilled ten (8.7 net) successful wells out of a total of 13 (11.2 net) wells drilled with three (2.5 net) dry holes. The largest discoveries made in 2006 included a well drilled at South Pelto 22, which proved up the "Sockeye" prospect and a discovery at Ship Shoal block 111, which proved up the "Steelhead" prospect.

During the fourth quarter of 2006, Bois d'Arc drilled two successful exploratory wells. Bois d'Arc made a discovery at Ship Shoal block 166 with the OCS-G5549 #4 well which was drilled to a depth of 15,709 feet and encountered 72 net feet of pay sands in two commercial reservoirs. A third prospective target was not tested due to drilling problems encountered with the well. First production from this well is anticipated by the second quarter with the installation of a production facility. The second successful well was drilled at South Timbalier block 111.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d'Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. The Company's stock is traded on the New York Stock Exchange under the symbol "BDE".

BOIS d'ARC ENERGY, INC.
OPERATING RESULTS
(In thousands, except per share amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Oil and gas sales	$66,274	$48,841	$254,710	$184,436
Operating expenses:
Oil and gas operating	15,601	12,765	53,400	37,089
Exploration	2,390	6,278	18,708	16,794
Depreciation, depletion and amortization	24,971	8,953	77,591	42,854
Impairment	200	590	1,632	590
General and administrative, net	2,462	3,062	11,374	9,331
Total operating expenses	45,624	31,648	162,705	106,658
Income from operations	20,650	17,193	92,005	77,778
Other income (expenses):
Interest income	89	49	330	222
Other income	128	—	597	—
Interest expense	(2,168)	(689)	(6,696)	(3,775)
Loss on disposal of assets	—	—	—	(89)
Total other income (expenses)	(1,951)	(640)	(5,769)	(3,642)
Income before income taxes	18,699	16,553	86,236	74,136
Provision for income taxes	(6,823)	(6,115)	(31,212)	(125,808)

Net income (loss)	$11,876	$10,438	$55,024	$(51,672)

Net income (loss) per share:
Basic	$0.18	$0.17	$0.87	$(0.89)
Diluted	$0.18	$0.16	$0.84	$(0.89	)(1)
Weighted average common and common stock equivalent shares outstanding:
Basic	65,128	62,429	63,391	57,909
Diluted	66,831	64,259	65,278	57,909	(1)
Pro forma computation related to conversion to a corporation for income tax purposes:
Income before income taxes				$74,136
Pro forma income tax provision				(26,914)
Pro forma net income				$47,222
Pro forma net income per share (unit):
Basic				$0.82
Diluted				$0.79
Weighted average common and common stock equivalent shares (units) outstanding:
Basic				57,909
Diluted				59,655

(1) Basic and diluted are the same due to the net loss.

BOIS d'ARC ENERGY, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Cash flow from operations:
Net cash provided by operating activities	$40,438	$27,912	$178,409	$131,650
Increase in accounts receivable	10,604	15,524	4,628	19,186
Increase (decrease) in other current assets	(1,875)	(3,368)	1,300	2,769
Increase in accounts payable and accrued expenses	(4,187)	(10,821)	(3,172)	(30,360)
Cash flow from operations	$44,980	$29,247	$181,165	$123,245

EBITDAX:
Net income (loss)	$11,876	$10,438	$55,024	$(51,672)
Interest expense	2,168	689	6,696	3,775
Income tax expense	6,823	6,115	31,212	125,808
Depreciation, depletion and amortization	24,971	8,953	77,591	42,854
Exploration expense	2,390	6,278	18,708	16,794
Other non-cash items:
Loss on disposal of assets, net	—	—	—	89
Impairment	200	590	1,632	590
Stock-based compensation	1,693	1,469	6,377	5,634
EBITDAX	$50,121	$34,532	$197,240	$143,872

	As of December 31,
	2006	2005
Balance Sheet Data:
Cash and cash equivalents	$9,487	$12,043
Other current assets	47,307	38,129
Property and equipment, net	827,795	661,931
Other	912	799
Total assets	$885,501	$712,902

Current liabilities	$68,868	$66,406
Long-term debt	100,000	69,000
Deferred income taxes	151,959	123,256
Reserve for future abandonment costs	48,064	35,034
Stockholders' equity	516,610	419,206
Total liabilities and stockholders' equity	$885,501	$712,902

BOIS d'ARC ENERGY, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands, except per unit amounts)

	For the Three Months Ended
	December 31,
	2006	2005
Oil production (thousand barrels)	350	199
Gas production (million cubic feet - Mmcf)	6,795	3,178
Total production (Mmcfe)	8,894	4,368

Oil sales	$20,206	$11,770
Gas sales	46,068	37,071
Total oil and gas sales	$66,274	$48,841

Average oil price (per barrel)	$57.77	$59.29
Average gas price (per thousand cubic feet - Mcf)	$6.78	$11.67
Average price (per Mcf equivalent)	$7.45	$11.18
Lifting cost(1)	$15,601	$12,765
Lifting cost (per Mcf equivalent)	$1.75	$2.92

Oil and gas capital expenditures:
Acquisition of producing properties	$978	$—
Leasehold costs	(137)	1,347
Exploration drilling	24,780	23,949
Development drilling	765	24,665
Other development costs	26,426	13,878
Total	$52,812	$63,839

(1) Includes production taxes of $353 and $42 for the three months ended December 31, 2006 and 2005, respectively.

	For the Year Ended
	December 31,
	2006	2005
Oil production (thousand barrels)	1,383	1,155
Gas production (million cubic feet - Mmcf)	23,183	14,896
Total production (Mmcfe)	31,481	21,825

Oil sales	$89,421	$61,064
Gas sales	165,289	123,372
Total oil and gas sales	$254,710	$184,436

Average oil price (per barrel)	$64.66	$52.88
Average gas price (per thousand cubic feet - Mcf)	$7.13	$8.28
Average price (per Mcf equivalent)	$8.09	$8.45
Lifting cost(2)	$53,400	$37,089
Lifting cost (per Mcf equivalent)	$1.70	$1.70

Oil and gas capital expenditures:
Acquisition of producing properties	$19,156	$—
Leasehold costs	1,971	5,260
Exploration drilling	128,983	63,018
Development drilling	23,360	77,601
Other development costs	71,140	41,683
Total	$244,610	$187,562

(2) Includes production taxes of $1,577 and $1,612 for the year ended December 31, 2006 and 2005, respectively.